News Release

Exhibit 99.1

Acuity Brands Reports Fiscal 2012 Fourth Quarter and Full Year Results
Fiscal 2012 Net Sales Rise 8% and Adjusted Diluted EPS Increases 24%

ATLANTA, October 2, 2012 - Acuity Brands, Inc. (NYSE: AYI) (“Company”) today announced fiscal 2012 fourth quarter net sales of $514.3 million, an increase of $18.1 million, or approximately 4 percent, compared with the year-ago period. Fiscal 2012 fourth quarter net income was $33.3 million compared with $34.2 million for the prior-year period. Diluted earnings per share (“EPS”) for the fourth quarter of fiscal 2012 were $0.78 compared with $0.79 reported for the prior-year period. Included in the results for the fourth quarter of fiscal 2012 were a pre-tax special charge and expenses associated with streamlining actions totaling $6.5 million, or $0.10 per diluted share as explained below. Excluding the special charge and related expenses, fiscal 2012 fourth quarter adjusted diluted EPS were $0.88, an increase of 11 percent compared with the year-ago period.
Fiscal 2012 fourth quarter results included $2.8 million of net miscellaneous expense, or $0.04 per diluted share, compared with $1.7 million of net miscellaneous income, or $0.03 per diluted share, in the prior-year period. Net miscellaneous income/expense consists primarily of gains and losses resulting from the impact of exchange rates changes on foreign currency exposures, particularly those associated with the Mexican Peso.
For the full year of fiscal 2012, the Company reported net sales of $1,933.7 million, an annual increase of approximately 8 percent. Adjusted diluted EPS for the full year of fiscal 2012 were $3.00, an increase of 24 percent over the prior year.
Vernon J. Nagel, Chairman, President and Chief Executive Officer of Acuity Brands, commented, “We were very pleased with our fiscal 2012 fourth quarter and full year results as we continued to execute our strategies to extend our leadership position in North America. Our profitability and cash flow for the quarter and full year were once again strong while we continued to fund areas with significant future growth potential, including the expansion of our industry-leading portfolio of lighting solutions.”
Fiscal 2012 Fourth Quarter Results
Over two-thirds of the approximate 4 percent year-over-year increase in fourth quarter net sales was due to higher volume with the balance due primarily to the net favorable change in product prices and the mix of products sold. The increase in volume was fairly broad-based across most product categories. The impact on net sales from acquisitions and foreign currency was not significant. Sales of LED-based products grew by more than two-and-a-half times over the prior-year period and represented approximately 12 percent of fiscal 2012 fourth quarter net sales.

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In the fourth quarter of fiscal 2012, the Company recorded a pre-tax special charge related to streamlining activities of $2.1 million, or $0.03 per diluted share. The special charge was associated with the previously announced planned closing of the Cochran, Georgia production facility and consisted primarily of production transfer costs. In addition to the special charge, the Company incurred $3.2 million of higher costs, or $0.05 per diluted share, directly related to manufacturing inefficiencies associated with the closing of the facility as well as $1.2 million of non-cash expenses, or $0.02 per diluted share, related to the abandonment of certain otherwise usable inventory at the facility.
Fiscal 2012 fourth quarter gross profit margin increased 50 basis points to 40.9 percent compared with 40.4 percent for the prior-year period. Excluding the impact of the expenses directly associated with the closing of the Cochran facility, adjusted gross profit margin increased 140 basis points to 41.8 percent compared with the prior-year period.
Operating profit for the fourth quarter of fiscal 2012 was $61.2 million, or 11.9 percent of net sales, compared with $55.8 million, or 11.2 percent of net sales, for the prior-year period. Excluding expenses associated with the closing of the Cochran facility, adjusted operating profit for the fourth quarter of fiscal 2012 was $67.7 million, a 21 percent increase over the prior-year period. Adjusted operating profit margin for the fourth quarter of fiscal 2012 was 13.2 percent, which represents a 200 basis point improvement over the year-ago period.
The effective tax rate for the fourth quarter of fiscal 2012 was 34.4 percent compared with 31.7 percent for the prior-year period. The effective tax rate for the prior-year period was favorably impacted by various discrete items, including federal and state tax credits, which did not occur in the fourth quarter of the fiscal 2012.
Fiscal 2012 Full Year Results
Fiscal 2012 net sales were $1,933.7 million compared with $1,795.7 million for the prior-year period, an increase of approximately 8 percent. Operating profit for fiscal 2012 was $208.0 million compared with $188.7 million for the year-ago period. Net income for fiscal 2012 was $116.3 million compared with $105.5 million for fiscal 2011. Diluted EPS for fiscal 2012 and 2011 were $2.72 and $2.42, respectively. Excluding the impact of special charges and expenses associated with the closing of the Cochran facility, adjusted operating profit was $225.7 million, or 11.7 percent of net sales, which is a 120 basis point improvement over the prior year. Excluding the impact of special charges and expenses associated with the closing of the Cochran facility, fiscal 2012 adjusted diluted EPS were $3.00, a 24 percent increase over the prior year.
Fiscal 2012 full-year results included $1.7 million of net miscellaneous income, or $0.03 per diluted share, compared with $1.2 million of net miscellaneous expense, or $0.02 per diluted share, in the prior-year period.

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Cash and cash equivalents totaled approximately $285 million at August 31, 2012. For the 2012 fiscal year, the Company generated over $172 million in net cash from operating activities. The Company's debt to total capitalization ratio (calculated by dividing total debt by the sum of total debt and total stockholders' equity) was 30 percent at August 31, 2012. The ratio of debt, net of cash, to total capitalization, net of cash, was 8 percent at August 31, 2012.
2012 Special Charges and Expenses Associated with Streamlining Activities
During fiscal 2012, the Company incurred a total of $17.7 million of pre-tax special charges for streamlining activities and for expenses associated with the closing of the Cochran production facility. The $17.7 million consisted of special charges related to streamlining activities totaling $13.3 million, $3.2 million of higher costs directly related to manufacturing inefficiencies associated with the closing of the Cochran facility, and $1.2 million of non-cash expenses related to the abandonment of certain otherwise usable inventory at the facility. The Company expects to record an additional pre-tax special charge of approximately $2 million associated with the closing of the Cochran facility along with related production inefficiencies of approximately $3 million, however, the amounts could vary depending on the timing of the transfer of production. The Company estimates that the total annualized pre-tax savings associated with all streamlining activities initiated in 2012, including the closure of the Cochran facility, to be approximately $14 million of which approximately $4 million was realized in fiscal 2012, including $2 million of benefits realized in the fourth quarter of fiscal 2012. The Company expects to be at the total annualized savings run rate from the streamlining activities by the end of the first quarter of fiscal 2013 following the completion of the transfer of production and closure of the facility.
Outlook
Mr. Nagel commented, “We remain very positive about the future prospects for our Company and our ability to outperform the markets we serve. We continue to position the Company to optimize short-term performance while investing in and deploying resources to capitalize on our long-term profitable growth opportunities. While we are optimistic about our future prospects and ability to outperform the markets we serve, we do see the possibility for continuing volatility in demand due to the weak pace of economic recovery in the United States and globally.
“The North American lighting market appears to have experienced a slowdown in the rate of growth over the past few months, reflecting both a tepid economic recovery in the U.S. and macro-level uncertainties in the U.S. and globally. Third-party forecasts for the U.S. non-residential construction market, a key market for the company, remain favorable though estimates for growth vary significantly. The current consensus estimate is that non-residential construction will grow modestly through our fiscal 2013 while the growth rate

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for the North American lighting market will be higher, suggesting growth in the mid-single digit range for fiscal 2013. We believe opportunities exist that will allow us to continue to outperform the markets we serve, including benefits from growing renovation and tenant improvement projects, further expansion in underpenetrated geographies and channels, and growth from the introduction of innovative products and lighting solutions.”
Mr. Nagel concluded, “We believe the lighting and lighting-related industry will experience solid growth over the next decade, particularly as energy and environmental concerns come to the forefront, and we believe we are well positioned to fully participate in this exciting industry.”
The independent registered public accountants' audit opinion with respect to the Company's fiscal year-end financial statements will not be issued until the Company completes its annual report on Form 10-K, including its evaluation of the effectiveness of internal controls over financial reporting. Accordingly, the financial results reported in this earnings release are preliminary pending completion of the audit.
Non-GAAP Financial Measures
Acuity Brands' management included in the above news release the terms “adjusted gross profit,” “adjusted gross profit margin,” “adjusted operating profit,” “adjusted operating profit margin,” “adjusted net income,” and “adjusted diluted EPS” which are non-U.S. Generally Accepted Accounting Principles (“GAAP”), or non-GAAP, financial measures provided to enhance the user's overall understanding of the Company's current financial performance and prospects for the future. Specifically, management believes that adjusted gross profit, adjusted gross profit margin, adjusted operating profit, adjusted operating profit margin, adjusted net income, and adjusted diluted EPS provide useful information to investors by excluding or adjusting items related to special charges and additional costs associated with the closing of the Cochran production facility, which affected fiscal 2012 gross profit, operating profit, net income and diluted EPS. Management believes the special charges and additional costs impacted the comparability of the Company's results and that these items are not reflective of costs that the Company will incur over the long term. However, we have incurred similar charges in prior fiscal years and continually evaluate streamlining measures which could result in additional charges in future periods. These non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The most directly comparable GAAP measure for adjusted gross profit and adjusted gross profit margin are “gross profit” and “gross profit margin”, respectively, which include the impact of costs associated with the closing of the Cochran facility. The most directly comparable GAAP measure for adjusted operating profit and adjusted operating profit margin are “operating profit” and “operating profit margin,” respectively, which include the impact of the special charges and the costs associated with the closing of the Cochran facility. The most directly comparable GAAP measures for adjusted net income and adjusted diluted EPS are “net income”

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and “diluted EPS,” respectively; both GAAP measures include the impact of the special charges and the costs associated with the closing of the Cochran facility. The non-GAAP financial measures included in this news release have been reconciled to the nearest GAAP measure.
Conference Call
As previously announced, the Company will host a conference call to discuss fourth quarter results today, October 2, 2012, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company's Web site: www.acuitybrands.com.
About Acuity Brands
Acuity Brands, Inc. is a North American market leader and one of the world's leading providers of lighting solutions for both indoor and outdoor applications. With fiscal year 2012 net sales of over $1.9 billion, Acuity Brands employs approximately 6,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The Company's lighting solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Peerless®, Gotham®, Mark Architectural Lighting™, Winona® Lighting, Healthcare Lighting®, Hydrel®, American Electric Lighting®, Carandini®, Antique Street Lamps™, Tersen®, Sunoptics®, Sensor Switch®, Lighting Control & Design™, Synergy® Lighting Controls, Pathway Connectivity™, Dark to Light®, ROAM®, RELOC® Wiring Solutions, and acculamp®.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," “estimates”, “forecasts,” "anticipates," “may,” “should”, and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: (a) estimated future pre-tax special charges and manufacturing inefficiencies associated with the facility closure; (b) projected annualized pre-tax savings associated with streamlining activities, including the timing of the realization of such savings; (c) expectation of solid growth over the next decade for the lighting and lighting-related industry and the Company's position to fully participate; (d) existence of opportunities that will allow the Company to outperform the markets it serves; (e) third-party forecasts for modest growth in the U.S. non-residential construction market through fiscal 2013; and (f) third-party forecasts for the growth rate of the North American lighting market are estimated to be in the mid-single digit range and the potential for continuing volatility in customer demand. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management's present expectations or

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projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company's SEC filings including risks discussed in Part I, “Item 1a. Risk Factors” in the Company's Annual Report on Form 10-K for the year ended August 31, 2011. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

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ACUITY BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	August 31,
	2012
	(Preliminary)	2011
ASSETS
Current Assets:
Cash and cash equivalents	$284.5	$170.2
Accounts receivable, less reserve for doubtful accounts of $1.4 and $1.8 at August 31, 2012 and 2011	263.8	262.6
Inventories	194.1	165.9
Deferred income taxes	13.0	16.0
Prepayments and other current assets	23.6	15.8
Total Current Assets	779.0	630.5
Property, Plant, and Equipment, net	139.2	143.2
Other Long-Term Assets	818.7	823.7
Total Assets	$1,736.9	$1,597.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$232.7	$203.8
Other accrued liabilities	132.1	127.6
Total Current Liabilities	364.8	331.4
Long-Term Debt	353.5	353.4
Other Long-Term Liabilities	184.6	155.6
Total Stockholders’ Equity	834.0	757.0
Total Liabilities and Stockholders’ Equity	$1,736.9	$1,597.4

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ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per-share data)

	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
	2012		2012
	(Preliminary)	2011	(Preliminary)	2011
	(Unaudited)
Net Sales	$514.3	$496.2	$1,933.7	$1,795.7
Cost of Products Sold	303.8	295.8	1,145.7	1,065.7
Gross Profit	210.5	200.4	788.0	730.0
Selling, Distribution, and Administrative Expenses	147.2	144.6	566.7	541.3
Special Charge	2.1	—	13.3	—
Operating Profit	61.2	55.8	208.0	188.7
Other Expense (Income):
Interest expense, net	7.6	7.4	30.7	29.9
Miscellaneous expense (income), net	2.8	(1.7)	(1.7)	1.2
Total Other Expense	10.4	5.7	29.0	31.1
Income before Provision for Income Taxes	50.8	50.1	179.0	157.6
Provision for Income Taxes	17.5	15.9	62.7	52.1
Net Income	$33.3	$34.2	$116.3	$105.5
Earnings Per Share:
Basic Earnings per Share	$0.78	$0.80	$2.75	$2.46
Basic Weighted Average Number of Shares Outstanding	41.6	42.0	41.4	42.2
Diluted Earnings per Share	$0.78	$0.79	$2.72	$2.42
Diluted Weighted Average Number of Shares Outstanding	42.1	42.6	41.9	42.8
Dividends Declared per Share	$0.13	$0.13	$0.52	$0.52

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ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Twelve Months Ended
	August 31,
	2012
	(Preliminary)	2011
Cash Provided by (Used for) Operating Activities:
Net income	$116.3	$105.5
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	39.8	40.1
Noncash compensation expense, net	10.4	8.4
Excess tax benefits from share-based payments	(4.9)	(5.3)
Loss on the sale or disposal of property, plant, and equipment	0.5	0.4
Asset impairments	0.3	0.3
Deferred income taxes	6.2	10.3
Other non-cash items	—	0.1
Change in assets and liabilities, net of effect of acquisitions, divestitures and effect of exchange rate changes:
Accounts receivable	(2.3)	2.9
Inventories	(28.6)	(5.3)
Prepayments and other current assets	(2.2)	0.7
Accounts payable	29.6	5.5
Other current liabilities	9.7	0.5
Other	(2.6)	(3.0)
Net Cash Provided by Operating Activities	172.2	161.1
Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(31.4)	(23.3)
Proceeds from sale of property, plant, and equipment	0.1	1.2
Acquisitions of businesses and intangible assets	(3.8)	(90.4)
Net Cash Used for Investing Activities	(35.1)	(112.5)
Cash Provided by (Used for) Financing Activities:
Repurchases of common stock	(9.2)	(61.0)
Proceeds from stock option exercises and other	7.6	6.5
Excess tax benefits from share-based payments	4.9	5.3
Dividends paid	(22.0)	(22.6)
Net Cash Used for Financing Activities	(18.7)	(71.8)
Effect of Exchange Rate Changes on Cash	(4.1)	2.4
Net Change in Cash and Cash Equivalents	114.3	(20.8)
Cash and Cash Equivalents at Beginning of Period	170.2	191.0
Cash and Cash Equivalents at End of Period	$284.5	$170.2

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ACUITY BRANDS, INC.
Reconciliation of Non-U.S. GAAP Measures
The tables below reconcile certain GAAP financial measures to the corresponding non-GAAP measures, which exclude special charges associated with actions to accelerate the streamlining of the organization, including additional expenses associated with the consolidation and closure of certain manufacturing facilities. These non-GAAP financial measures, including adjusted gross profit, adjusted gross profit margin, adjusted operating profit, adjusted operating profit margin, adjusted net income, and adjusted diluted earnings per share, are provided to enhance the user's overall understanding of the Company's current financial performance. Specifically, the Company believes these non-U.S. GAAP measures provide greater comparability and enhanced visibility into results by excluding the impact of those expenses. These non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP.

(In millions, except earnings per share data)	Three Months Ended
(Unaudited)	August 31,
	2012		2011
	(Preliminary)	% of Sales		% of Sales
Net Sales	$514.3		$496.2

Gross Profit (GAAP)	$210.5	40.9%	$200.4	40.4%
Add-Back: Manufacturing Inefficiencies Related to Facility Closing	3.2		—
Add-Back: Abandonment of Inventory	1.2		—
Adjusted Gross Profit (Non-GAAP)	$214.9	41.8%	$200.4	40.4%

Operating Profit (GAAP)	$61.2	11.9%	$55.8	11.2%
Add-Back: Special Charge	2.1		—
Add-Back: Manufacturing Inefficiencies Related to Facility Closing	3.2		—
Add-Back: Abandonment of Inventory	1.2		—
Adjusted Operating Profit (Non-GAAP)	$67.7	13.2%	$55.8	11.2%

Net Income (GAAP)	$33.3		$34.2
Add-Back: Special Charge, net of tax	1.3		—
Add-Back: Manufacturing Inefficiencies Related to Facility Closing, net of tax	2.0		—
Add-Back: Abandonment of Inventory, net of tax	0.8		—
Adjusted Net Income (Non-GAAP)	$37.4		$34.2

Diluted Earnings Per Share (GAAP)	$0.78		$0.79
Add-Back: Special Charge, net of tax	0.03		—
Add-Back: Manufacturing Inefficiencies Related to Facility Closing, net of tax	0.05		—
Add-Back: Abandonment of Inventory, net of tax	0.02		—
Adjusted Diluted Earnings Per Share (Non-GAAP)	$0.88		$0.79

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(In millions, except earnings per share data)	Twelve Months Ended
	August 31,
	2012		2011
	(Preliminary)	% of Sales		% of Sales
Net Sales	$1,933.7		$1,795.7

Gross Profit (GAAP)	$788.0	40.8%	$730.0	40.7%
Add-Back: Manufacturing Inefficiencies Related to Facility Closing	3.2		—
Add-Back: Abandonment of Inventory	1.2		—
Adjusted Gross Profit (Non-GAAP)	$792.4	41.0%	$730.0	40.7%

Operating Profit (GAAP)	$208.0	10.8%	$188.7	10.5%
Add-Back: Special Charge	13.3		—
Add-Back: Manufacturing Inefficiencies Related to Facility Closing	3.2		—
Add-Back: Abandonment of Inventory	1.2		—
Adjusted Operating Profit (Non-GAAP)	$225.7	11.7%	$188.7	10.5%

Net Income (GAAP)	$116.3		$105.5
Add-Back: Special Charge, net of tax	8.8		—
Add-Back: Manufacturing Inefficiencies Related to Facility Closing, net of tax	2.0		—
Add-Back: Abandonment of Inventory, net of tax	0.8		—
Adjusted Net Income (Non-GAAP)	$127.9		$105.5

Diluted Earnings Per Share (GAAP)	$2.72		$2.42
Add-Back: Special Charge, net of tax	0.21		—
Add-Back: Manufacturing Inefficiencies Related to Facility Closing, net of tax	0.05		—
Add-Back: Abandonment of Inventory, net of tax	0.02		—
Adjusted Diluted Earnings Per Share (Non-GAAP)	$3.00		$2.42

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Contact:
Dan Smith, 404-853-1423
dan.smith@acuitybrands.com